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                                                                                                       EXHIBIT 12(A)

                           PUBLIC SERVICE ELECTRIC AND GAS COMPANY

                     COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                                                                     12 MONTHS
                                                      YEAR ENDED DECEMBER 31,                          ENDED
                                   -------------------------------------------------------------      JUNE 30,
                                     1989         1990         1991         1992         1993          1994
                                   ---------    ---------    ---------    ---------    ---------     ---------
                                                      (THOUSANDS OF DOLLARS)
Net Income....................... $  544,374   $  537,619   $  545,479   $  475,936   $  614,868    $  646,167
Plus Income Taxes................    214,299      209,360      261,912      223,782      307,414       335,047
                                  ----------   ----------   ----------   ----------   ----------    ----------
Net Income Before Income Taxes...    758,673      746,979      807,391      699,718      922,282       981,214
                                  ----------   ----------   ----------   ----------   ----------    ----------
Fixed Charges
  Interest Charges...............    333,717      346,020      358,517      401,902      389,956       382,601
  Interest Factor in Rentals.....      8,908        9,162        9,311        9,591       11,090        11,621
                                  ----------   ----------   ----------   ----------   ----------    ----------
          Total..................    342,625      355,182      367,828      411,493      401,046       394,222
                                  ----------   ----------   ----------   ----------   ----------    ----------
Earnings Before Fixed Charges.... $1,101,298   $1,102,161   $1,175,219   $1,111,211   $1,323,328    $1,375,436
                                  ==========   ==========   ==========   ==========   ==========    ==========
Ratio............................       3.21         3.10         3.20         2.70         3.30          3.49
                                       ====          ====         ====         ====         ====          ====

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